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                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and Net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                        For the quarter
                                                                         Ended March 31,
                                                                      1999             1998
                                                                  --------------    -----------


Net Earnings                                                       $ 11,363           $  7,753

Average common shares outstanding                                    13,670             13,670

Net earnings per share - basic                                     $   0.83           $   0.57

Average common share equivalents outstanding                         14,253             14,101

Net earnings per share - diluted                                   $   0.80           $   0.54










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